Exhibit 99.1

CECO ENVIRONMENTAL ANNOUNCES PROACTIVE MEASURES DURING COVID-19 PANDEMIC

DALLAS, Texas, April 7, 2020 - CECO Environmental Corp.(“CECO,” “CECO Environmental” or the “Company”) (NASDAQ: CECE), a global leader in air quality and fluid handling solutions, announced today the implementation of proactive steps designed to support customer commitments while instituting business continuity and cost reduction measures to manage through the COVID-19 pandemic.

CECO has undertaken necessary measures in compliance with government directives to remain open across its business and continues to work closely with its global supply chain to proactively support customers during this critical time.  As a key supplier to critical infrastructure projects, the company has worked to maintain ongoing essential operations while observing recommended CDC guidelines to minimize the risk of spreading the coronavirus, including implementing, where possible, work-from-home procedures and additional sanitization efforts where facilities remain open to provide necessary services.

“Our CECO Environmental operations are continuing forward in alignment with local, national and global directives. The health and safety of our employees and customers remain a top priority and we are extremely grateful for the hard work and contributions of our entire team,” commented Dennis Sadlowski, Chief Executive Officer of CECO Environmental. “We tested and refined our remote work capabilities to support continuing operations prior to the escalation of the COVID-19 restrictions and shelter-at-home government orders,” added Sadlowski.

The Company has also taken several proactive cost reduction measures in response to the economic pressures brought on by the COVID-19 pandemic. The CECO senior management team has agreed to a temporary salary reduction, certain corporate-level costs have been eliminated or reduced, and the Company has instituted a rolling 2-week furlough of U.S.-based employees during the 6-week period beginning the week of April 6, 2020.

In addition, as a proactive measure, the Company has elected to drawdown $40 million from its revolving credit facility, which supplements the Company’s already strong cash position.  The Company has maintained a comfortable margin to its covenants and has access to approximately $70 million of undrawn funds.

Matt Eckl, Chief Financial Officer of CECO Environmental, adds, “In these uncertain times, liquidity is of the utmost importance and our drawdown exemplifies our intention to be good stewards of the Company’s assets.  This is just one of many levers available to CECO to ensure we meet the long-term goals of our customers and shareholders.”

About CECO:   CECO Environmental is a global leader in air quality and fluid handling serving the energy, industrial and other niche markets. Providing innovative technology and application expertise, CECO helps companies grow their business with safe, clean and more efficient solutions that help protect our shared environment. In regions around the world, CECO works to improve air quality, optimize the energy value chain and provide custom engineered solutions for applications including oil and gas, power generation, water and wastewater, battery production, poly silicon fabrication, chemical and petrochemical processing along with a range of others. CECO is listed on Nasdaq under the ticker symbol “CECE”. For more information, please visit www.cecoenviro.com.

Media Contacts:

For Investors: Matthew Eckl, Chief Financial Officer (888) 990-6670, investor.relations@onececo.com

For Public Relations: Hila Shpigelman, Head of Marketing, ceco-communications@oncececo.com